EXHIBIT 5.1
[DEP Letterhead]
December 8, 2008
Duncan Energy Partners L.P.
1100 Louisiana Street, 10th Floor
Houston, Texas 77002
Ladies and Gentlemen:
     I have acted as counsel of Duncan Energy Partners L.P., a Delaware limited partnership (the “Partnership”) in connection with the preparation of a prospectus supplement dated December 8, 2008 (the “Prospectus Supplement”) registering 41,529 common units representing limited partner interests in the Partnership by the Partnership (the “Common Units”). The Prospectus Supplement supplements the form of prospectus (the “Prospectus”) contained in the registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on March 6, 2008.
     All capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Registration Statement.
     In arriving at the opinions expressed below, I have examined the following:
     (i) the Certificate of Limited Partnership (the “Partnership Certificate”) and the Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of the Partnership, in each case as amended to date;
     (ii) the Certificate of Formation (the “GP Certificate”) and the Second Amended and Restated Limited Liability Company Agreement (the “GP LLC Agreement”) of DEP Holdings, LLC, a Delaware limited liability company and general partner of the Partnership (the “General Partner”), in each case as amended to date;
     (iii) the Certificate of Limited Partnership (the “DEP Operating Certificate”) and the Agreement of Limited Partnership (the “DEP Operating Agreement”) of DEP Operating Partnership, in each case as amended to date;
     (iv) the Certificate of Formation (the “OLPGP Certificate”) and the Amended and Restated Limited Liability Company Agreement (the “OLPGP LLC Agreement”) of DEP OLPGP, LLC, a Delaware limited liability company and general partner of DEP Operating Partnership (the “OLPGP”), in each case as amended to date;
     (v) certain resolutions of the board of directors of the General Partner adopted at meetings held on December 5, 2008 and December 7, 2008, relating to, among other things, the

Duncan Energy Partners L.P.
December 8, 2008

issuance and sale of the Common Units pursuant to the Unit Purchase Agreement (defined below) and the Registration Statement;
     (vi) a specimen of the certificate representing the Common Units;
     (vii) the Registration Statement;
     (viii) the Prospectus;
     (ix) the Prospectus Supplement;
     (x) an executed copy of the Unit Purchase Agreement, dated December 8, 2008, between the Partnership, Enterprise Products Operating LLC (the “Unit Purchase Agreement”); and
     (xi) the originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials, officers and representatives of the Partnership and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below.
     In rendering the opinions expressed below, I have assumed and have not verified (i) the genuineness of the signatures on all documents that I have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all the documents supplied to me as originals, and (iv) the conformity to the authentic originals of all documents supplied to me as certified or photostatic or faxed copies. In conducting my examination of documents executed by parties other than the Partnership, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.
     In rendering the opinions expressed below with respect to the Securities, I have assumed that the certificates for the Common Units have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units.
     Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that the Common Units, when such Common Units have been issued and delivered in accordance with the terms of the Unit Purchase Agreement, upon payment (or delivery) of the consideration therefor provided for therein, such Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable, except as such nonassessability may be affected by (i) the matters described in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2007 under the caption “Risk Factors—Risks Inherent in an Investment in Us—Unitholders may have liability to repay distributions” and (ii) Section 17-607 of the Delaware Revised Uniform Limited Partnership Act.

Duncan Energy Partners L.P.
December 8, 2008

     I express no opinion other than as to the Delaware Revised Uniform Limited Partnership Act.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading “Validity of the Securities” in the Prospectus Supplement. In giving this consent I do not admit that I am an “expert” under the Securities Act, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this exhibit. This opinion is expressed as of the date hereof, and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and I have assumed that at no future time would any such subsequent change of fact or law affect adversely my ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Very truly yours,
/s/ Stephanie C. Hildebrandt, Esq.
Stephanie C. Hildebrandt, Esq.
General Counsel